PART II and III

ITEM 1.

OFFERING CIRCULAR

Form 1-A: Tier 1

NUGL, INC.

13771 Roswell Ave Suite F

Chino, CA 91701

Best Efforts Offering of up to 60,000,000 Common Shares

Minimum Purchase: 100,000 Shares ($3,500)

This prospectus relates to the offering and sale of up to Sixty million (60,000,000) Common Shares of the Company for an aggregate, maximum gross dollar offering of Two million one hundred thousand ($2,100,000)Dollars (the "Offering"). The Offering is being made pursuant to Tier 1 of Regulation A, promulgated under the Securities Act of 1933. Each Common Share will be offered at THREE POINT FIVE CENTS ($0.035) per share. There is a minimum purchase amount of One Hundred Thousand Common Shares, at $0.035 per share for an aggregate purchase price of ThreeThousand five hundred Dollars.

Investing in this offering involves high degree of risk, and you should not invest unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 11. This offering circular relates to the offer and sale or other disposition of up to Sixty million (60,000,000) Common Shares, at $0.035 per share . See "Securities Being Offered" beginning on page 34.

This is our offering, and our common stock currently trades under the symbol NUGL on OTCMarkets.com. The Offering price is arbitrary and bears to relationship to any criteria of value. Our common stock is listed for trading on a quotation system. The Company presently does intend to seek a listing for its common stock on a listed exchange in the future, but should it hereinafter elect to do so, there can be no assurances that such listing will ever materialize.

The proposed sale will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission (the "SEC") and the relevant state regulators, as necessary and will terminate on the sooner of the sale of the maximum number of shares being sold, twelve months from the effective date of this Offering Statement or the decision by Company management to deem the offering closed. The shares offered hereby are offered on a "best efforts" basis, and there is no minimum offering.

We have made no arrangements to place subscription proceeds or funds in an escrow, trust or similar account, which means that the proceeds or funds from the sale of common stock will be immediately available to us for use in our operations and once received and accepted are irrevocable. See "Plan of Distribution" and "Securities Being Offered" for a description of our capital stock.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE COMMON SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS. THE COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

			Underwriting
	Number of	Price to	discount and	Proceeds to	Proceeds to
	Share	Public (3)	commissions (1)	issuer (2)	other persons
Per Share	1	$0.035	$0	$0.035	$0.00
Total Minimum	100,000	$3,500.00	$0.00	$3,500.00	$0.00
Total Maximum	60,000,000	$2,100,000.00	$0.00	$2,100,000.00	$0.00

(1)	We do not intend to use commissioned sales agents or underwriters.
(2)

The amounts shown are before deducting organization and offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, finders fees, selling and other costs incurred in the offering of the common stock.

(3)	The Shares are offered at $0.035 per share, with a Minimum Purchase of 100,000 Shares.

We are following the "Offering Circular" format of disclosure under Regulation A.

The date of this Amended Preliminary Offering Circular is June 21, 2021

TABLE OF CONTENTS

Summary Information	6
COVID-19 Risks Related to the Compan	11
Risk Factors	11
Dilution	19
Plan of Distribution	20
Use of Proceeds	21
Description of Business	22
Description of opportunities	28
Managements Discussion and Analysis	28
Directors, Executives, and Significant Employees	32
Executive Compensation	35
Securities Ownership of Management and Control Persons	36
Interest of Management and Others In Certain Transactions	37
Securities Being Offered	38
Financial Statements	39
Exhibits	49
Signatures	50

FORWARD LOOKING STATEMENTS

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS ESTIMATE,PROJECT, BELIEVE, ANTICIPATE AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY&39;S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

SUMMARY OF INFORMATION IN OFFERING CIRCULAR

As used in this prospectus, references to the Company, company, we, our, us, The Company, or Company Name refer to NUGL, Inc., unless the context otherwise indicated.

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

The Company
Organization:

We were incorporated under the laws of the State of Nevada on November 5, 1998. On August 24, 2017, we underwent a Statutory A Reorganization pursuant to Section 1081(a) of the Oklahoma General Corporation Law, as a tax-free reorganization. Our principal office is located at 13771 Roswell Ave Suite F, Chino, CA 91701.

Capitalization:

Our articles of incorporation provide for the issuance of up to (i) 20,000,000 shares of Common Stock, par value $0.0001 and (ii) 1,000,000 shares of Preferred Stock, par value $0.0001. As of the date of this Prospectus there are 5,000,000 shares consisting of 60,000,000 shares of Common Stock, and 1,000,000 of SERIES A Preferred Stock issued and outstanding.

Management:

Our Chief Executive Officer and Director is Curtis J. Melone. He also acts as President and Secretary. There are two other officers or directors of the Company as of the date of this filing. The Company plans to add additional Officers and Directors upon qualification of this offering. The CEO spends approx. 40 hours per week to the affairs of the Company. This is expected to continue following qualification of this offering and as Company operations commence.

Controlling Shareholders:

Our CEO owns 50,000,000 shares of Common Stock. respectively for an aggregate total of 5,000,000 shares of all classes of stock. As such, our current Officer and Director will be able to exert a significant influence over the affairs of the Company at the present time, and will continue to do so after the completion of the offering

Independence:

We are not a blank check company, as such term is defined by Rule 419 promulgated under the Securities Act of 1933, as amended, as we have a specific business plan and we presently have no binding plans or intentions to engage in a merger or acquisition with an unidentified company, companies, entity or person.

Our Business
Description of Operations:

Headquartered in Chino, CA, NUGL Inc. is an unbiased search engine and online directory for the marijuana industry that adjusts rankings based on community input. NUGL database includes listings for dispensaries, strains, doctors, lawyers, service professionals, vape shops, hydro stores and brands. The company focuses on leading the evolution in business relations, development and organic data in the cannabis industry with metasearch technology. Additionally, with the brand-centric search engine software, consumers can very easily find stores offering their favorite products while various brands can promote their offerings for sales and distribution.

Company will engage in development and/or acquisition, management and operation or sale of any class of income producing marijuana companies. We are an emerging growth company, and we expect to use substantially all of the net proceeds from this offering to engage in acquisition and product development business described herein. We expect to build a high-quality brand portfolio intended to generate income and to provide capital preservation, capital appreciation and portfolio diversification. These opportunities may be existing opportunities, newly constructed opportunities or opportunities under development or construction which we intend to acquire, make cosmetic changes, repairs, and other enhancements in order to increase the value. We to build a high-quality portfolio intended to generate current income and to provide capital preservation, capital appreciation and portfolio diversification. The opportunities may be existing opportunities or opportunities under development.

Historical Operations:

Since inception, the Company has limited its operations to advertising and marketing services for the marijuana industry and preparing for this offering. As of March 31, 2021 we have an accumulated deficit of $45,775.

Current Operations:

The Company is currently focused on the Company has limited its operations to advertising and marketing services for the marijuana industry and preparing for this offering.potential acquisition opportunities, as well as sourcing its capital raise requirements.

Growth Strategy:

The Company will seek to begin its acquisition strategy upon completion of this offering, and following a successful capital raise. The timing of commencement of operations may be influenced by our relative success of this offering. We may not raise sufficient proceeds through this offering in order to fully execute our business plans.

The Offering
Securities Offered:	60,000,000 shares of Common Stock at $0.035 per share.
Common Stock Outstanding before the Offering:	47.899,528 shares of Common Stock.
Common Stock Outstanding after the Offering	107.899,528 shares of Common Stock.
Use of Proceeds	The proceeds will be deployed for acquisitions and product development and related working capital expenses.
Termination of the Offering:

The offering will commence as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission (the &34;SEC&34;) and the relevant state regulators, as necessary and will terminate on the sooner of the sale of the maximum number of shares being sold, twelve months from the effective date of this Offering Statement or the decision by Company management to deem the offering closed.

Offering Cost:

We estimate our total offering registration costs to be $60,000.  If we experience a shortage of funds prior to funding, our officer and director has verbally agreed to advance funds to the Company to allow us to pay for offering costs, filing fees, and correspondence with our shareholders; however our officer and director has no legal obligation to advance or loan funds to the Company.

Market for the Shares:	The Shares being offered herein are not listed for trading on any exchange or automated quotation system. The Company does not intend to seek such a listing at any time hereinafter.

Market for our Common Stock:

Our common stock is not listed for trading on any exchange or automated quotation system. We do not intend, upon the effectiveness of this Offering Statement to seek such a listing. We may, however, seek to obtain a listing at a later date, although there can be no guarantee that we will be able to file and later have declared effective, a registration statement made pursuant to the Securities Act of 1933. Moreover, there can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (FINRA), which operates the OTQB Marketplace; nor can there be any assurance that such an application for quotation will be approved .

Common Stock Control:	Our Officers and Directors currently own approximately 30% if the issued and outstanding common stock of the company. None of the Preferred Shares has been issued.
Best Efforts Offering:

We are offering our common stock on a best efforts basis through our Chief Executive Officer, who will not receive any discounts or commissions for selling the shares. There is no minimum number of shares that must be sold in order to close this offering.

ITEM 2. RISK FACTORS

Investing in our shares involves risk. In evaluating the Company and an investment in the shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering circular. Each of these risk factors could materially adversely affect The Company&39;s business, operating results or financial condition, as well as adversely affect the value of an investment in our shares. The following is a summary of the most significant factors that make this offering speculative or substantially risky. The company is still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

COVID-19 Risks Related to the Company

The COVID-19 pandemic poses specific risks related to our Company

The COVID-19 pandemic poses specific risks related to our Company. Specifically it makes it difficult for us to evaluate specific business opportunities, visit certain areas easily, meet with potential investors and joint venture partners. Some investment companies may also determine that because we are a company with limited revenue and assets, that we will delayed unreasonably in our ability to create new products and expand in a timely manner. This may influence them in a negative manner and make decisions based on those estimates of our potential future performance.

We intend to pursue business expansion via acquisition. With these existing opportunities, there may be unforeseen delays and late payments due to COVID-19. This may reduce our ability to obtain investment financing for those opportunities. This will require the Company to acquire these opportunities being asked to agree to unreasonable terms or abandon those opportunities altogether. This will increase our cost and create delays in acquiring opportunities.

There is, however, a potential upside to the COVID-19 disruption. If we can obtain the confidence of investors, we may be able to target opportunities >where the income has been delayed or disrupted by the pandemic. We would typically have to make a fast offer on such opportunities in order to negotiate a sale. We would expect to obtain such opportunities at a discount relative to a normal market appraisal.

In either case the COVID-19 pandemic will cause continued disruption in the consumer market for an unknown time period. This may result in the delays in the Company's operations.

Risks Related to the Company

Our having generated reduced revenues in the past year, makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As of March 31, 2021, we have generated revenues of $2,913 for the three months ended March 31,2021 compared to $29,342 for the three months ended March 31,2020. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues and expenses. If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

The company has realized significant operating losses to date and expects to incur losses in the future

The company has operated at a loss since inception, and these losses are likely to continue. The Company's net loss for the period ending March 31, 2021 is $45,775. Until the company achieves profitability, it will have to seek other sources of capital in order to continue operations.

The Company has limited capitalization and a lack of working capital and as a result is dependent on raising funds to grow and expand its business.

The Company lacks sufficient working capital in order to execute its business plan. The ability of the Company to move forward with its objective is therefore highly dependent upon the success of the offering described herein. Should we fail to obtain sufficient working capital through this offering we may be forced to abandon our business plan.

Because we have a limited history of operations we may not be able to successfully implement our business plan.

Although we have been a public company for more than 5 years, we began trading under the symbol NUG as of December 11, 2017. As a result we have less than three and a half years of operational history in our industry. Accordingly, our operations are subject to the risks inherent in the establishment of a new business enterprise, including access to capital, successful implementation of our business plan and limited revenue from operations. We cannot assure you that our intended activities or plan of operation will be successful or result in revenue or profit to us and any failure to implement our business plan may have a material adverse effect on the business of the Company.

We are a publicly traded corporation with over three years of operating history, however we may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

We were incorporated on June 16, 2020, and we have a limited operating history. Our financial condition, results of operations and ability to make or sustain distributions to our stockholders will depend on many factors, including:

our ability to identify and attract advertising clients and other opportunities that are consistent with our growth strategy;

our ability to consummate financing on favorable terms;

fluctuation in advertising rates in our markets;

our ability to absorb costs that are beyond our control, such as advertising rates on well known platforms, cost-per-impression rates (CPM), media costs and compliance costs as a public company;

our ability to respond to changes in trends, products and price points and in our markets; and

economic conditions in our markets, as well as the condition of the financial investment markets and the economy generally.

 We are dependent on the sale of our securities to fund our operations.

We are dependent on the sale of our securities to fund our operations, and will remain so until we generate sufficient revenues to pay for our operating costs.  Our Officers and Directors have not made any written commitments with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees. There can be no guarantee that we will be able to successfully sell our equity securities. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

The Company is dependent on key personnel and loss of the services of any of these individuals could adversely affect the conduct of the Company's business.

Our business plan is significantly dependent upon the ability to hire and retain qualified individuals and key personal, who may be appointed as officers and directors, and their continued participation in our Company. It may be difficult to replace any of them at an early stage of development of the Company. The loss by or unavailability to the Company of their services would have an adverse effect on our business, operations and prospects, in that our inability to replace them could result in the loss of yourinvestment. There can be no assurance that we would be able to locate or employ personnel to replace any of our officers, should their services be discontinued. In the event that we are unable to locate or employ personnel to replace our officers we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

Our Certificate of Incorporation and Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Certificate of Incorporation, including controlling state statute permits us to indemnify our officers and directors to the fullest extent authorized or permitted by law in connection with any proceeding arising by reason of the fact any person is or was an officer or director of the Company. Furthermore, our Certificate of Incorporation provides that no director of the Company shall be personally liable to it or its shareholders for monetary damages for any breach of fiduciary duty by such director acting as a director. Notwithstanding this indemnity, a director shall be liable to the extent provided by law for any breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, pursuant to section 174 of the General Corporation Law of Oklahoma (unlawful payment of a stock dividend or unlawful redemption of stock), or for any transaction from which a director derived an improper personal benefit.  Our Certificate of Incorporation permits us to purchase and maintain insurance on behalf of directors, officers, employees or agents of the Company or to create a trust fund, grant a security interest and/or use other means to provide indemnification.

Our Bylaws permit us to indemnify our officers and directors to the full extent authorized or permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

The Company may not be able to attain profitability without additional funding, which may be unavailable.

The Company has limited capital resources. Unless the Company begins to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

Risks Relating to Our Business

Risks Relating to the Marijuana Business

NUGL is in the Marijuana Business

We are in the Marijuana Business as a marketing and advertising company for various brands and dispensary locations. Some investors, as well as the general public, are not comfortable with the licensing of Marijuana products particularly in States where &34;recreational use&34; is permitted. This may inhibit us to attract investment and shareholders.

The Marijuana Business is regulated at the State level

The Marijuana Business is regulated at the State level, not at the Federal level, as in the majority of medical products. As a result NUGL, and its advertisers, are constantly having to adapt to new and changing regulations. This can create uncertainty with investors, resulting in unstable commercial operations by our advertisers. This, in turn, can effect their ability to make consistent payments under their advertising and promotion agreements.

The profitability of attempted acquisitions and other business developments is uncertain.

We intend to acquire and develop new marketing technologies and companies selectively. The acquisition and development of these technologies entails risks that investments may fail to perform in accordance with expectations. In undertaking these projects, we will incur certain risks, including the expenditure of funds on, and the devotion of management's time to, transactions that may not come to fruition. Additional risks inherent in the projects include risks that the intended advertisers will not accept our new products and may not achieve additional anticipated sales using these new products. As a result capital expenditure used to develop these new products, may be amortized over a much longer time than expected. Expenses may be greater than anticipated.

Marijuana investments are generally illiquid.

Because marijuana investments are relatively illiquid, our ability to vary our portfolio promptly in response to economic or other conditions will be limited. This is because there is still apprehension among investors in general, because of federal restrictions and significant differences at the state level. The foregoing and any other factor or event that would impede our ability to respond to adverse changes in the performance of our investments could have an adverse effect on our financial condition and results of operations.

If we purchase or develop assets at a time when the Marijuana market is experiencing substantial influxes of capital investment and competition for opportunities, the acquisitions we purchase or develop may not appreciate or may decrease in value.

The marijuana markets are currently experiencing a substantial influx of capital from investors worldwide, and a corresponding greater valuation than for other businesses with similar operations. This substantial flow of capital, combined with significant competition for acquisitions , may result in inflated purchase prices for such assets. To the extent we companies or brands in such an environment, we are subject to the risk that if the marijuana ceases to attract the same level of capital investment in the future as it is currently attracting, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for or expended in the development of such assets.

The value of marijuana businesses may be adversely affected by national and regional economic conditions, changing state regulations and conditions such as an oversupply of opportunities or a reduction in demand for opportunities, availability of opportunities, competition from other similar companies to ours, our ability to provide adequate maintenance, insurance and management services, increased operating costs, and the attractiveness and location of the asset. Our performance will be linked to economic conditions in the regions where our opportunities will be located and in the market for >marijuana products generally. Therefore, to the extent that there are adverse economic conditions in those regions, and in these markets generally, that impact the applicable market prices, such conditions could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can make to you.

We may not make a profit if we sell a marijuana company or brand

If and when we determine to sell a marijuana company or brand, will depend on many factors that are presently unknown, including the operating history, tax treatment of the investment, demographic trends in the area and available financing for the purchaser. There is a risk that we will not realize any significant appreciation on our investment. This may result in a loss of confidence in our share price and limit our ability to raise capital through the sale of shares. Accordingly, an investors ability to recover all or any portion of an investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Risks Relating to Our Business - General

Our opportunities may not be diversified.

Our potential profitability and our ability to diversify our investments may be limited, both geographically and by type of opportunities purchased. We will be able to purchase or develop additional opportunities only as additional funds are raised and only if owners of marijuana businesses accept our stock in exchange for an interest in the target property or title to the property. Our opportunities may not be well diversified and their economic performance could be affected by changes in local economic conditions.

Our performance is therefore linked to economic and regulatory conditions in the regions in which we will acquire and develop opportunities and in the market for marijuana companies or brands generally. Therefore, to the extent that there are adverse economic conditions in the regions in which our opportunities are located and in the market for marijuana opportunities, such conditions could result in a reduction of our income and cash to return capital and thus affect the amount of distributions we can make to you.

Competition with third parties for opportunities and other investments may result in our paying higher prices for opportunities which could reduce our profitability and the return on your investment.

We compete with many other entities engaged in marijuana brand development and investment activities, including individuals, corporations, REITs, and limited partnerships, many of which have greater resources than we do. Some of these investors may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and increased prices. If competitive pressures cause us to pay higher prices for opportunities, our ultimate profitability may be reduced and the value of our opportunities may not appreciate or may decrease significantly below the amount paid for such opportunities. At the time we elect to dispose of one or more of our opportunities, we will be in competition with sellers of similar opportunities to locate suitable purchasers, which may result in us receiving lower proceeds from the disposal or result in us not being able to dispose of the property due to the lack of an acceptable return. This may cause you to experience a lower return on your investment.

The Company may not be able to effectively control the timing and costs relating to the acquisition opportunities, which may adversely affect the Companys operating results and the its ability to make a return on its investment or disbursements of dividends or interest to our shareholders.

Nearly all of the opportunities to be acquired by the Company will require some level of capital expenditure immediately upon their acquisition or in the near future. The Company may acquire opportunities that it plans to extensively develop and require significant capital infusion. The Company also may acquire opportunities that it expects to be in good standing and operations, but has problems that require extensive capital expenditure to fix.

If the Companys assumptions regarding the costs or timing of business improvements prove to be materially inaccurate, the Companys operating results and ability to make distributions to our Shareholders may be adversely affected.

The Company has not yet identified any specific opportunities to acquire or improve with net proceeds of this offering, and you will be unable to evaluate the economic merits of the company's investments made with such net proceeds before making an investment decision to purchase the Companys securities.

The Company will have broad authority to invest a portion of the net proceeds of this offering in any opportunities the Company may identify in the future, and the Company may use those proceeds to make investments and improvements with which you may not agree. You will be unable to evaluate the economic merits of the Company&39;s opportunities before the Company invests in them and the Company will be relying on its ability to select attractive investment opportunities. In addition, the Company&39;s investment policies may be amended from time to time at the discretion of the Company&39;s Management, without out notice to the Company&39;s Shareholders. These factors will increase the uncertainty and the risk of investing in the Company&39;s securities.

The Company&39;s failure to apply the proper portion of the net proceeds of this offering effectively or find suitable opportunities to acquire in a timely manner or on acceptable terms could result in losses or returns that are substantially below expectations.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to our shareholders.

Many marijuana products may contain or have been made with toxic substances as part of their processing and/or extraction processing. This may require specific zoning and environmental regulations at the State, local and Federal level. The Company may be held liable under these regulations when making acquisitions. These laws and liabilities may be extended to the Company&39;s employees.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

Risks Related to Our Securities

There is a limited established trading market for our Common Stock and if a trading market does not develop, purchasers of our securities may have difficulty selling their securities

NUGL is a non-reporting company as defined by the SEC. It does not presently, as of the date of this prospectus, file periodic reports with the SEC. It is quoted on the OTC Markets as a PINK sheet company. There is a limited established public trading market for our Common Stock and an active trading market in our securities may not develop or, if developed, may not be sustained.  While we intend to seek a quotation on a major national exchange or automated quotation system in the future, there can be no assurance that any such trading market will develop, and purchasers of the common stock may have difficulty selling their common stock. No market makers have committed to becoming market makers for our common stock and none may do so.

The offering price of the Shares being  offered herein has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the shares being registered.

Currently, there is a limited public market for our Shares. The offering price for the Shares being registered in this offering has been arbitrarily determined by us and is not based on assets, operations, book or other established criteria of value.  Thus, investors should be aware that the offering price does not reflect the market price or value of our common shares.

We may, in the future, issue additional shares of Common Stock, which would reduce the investor&39;s percentage of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 20,000,000 shares of Common Stock; up to 1,000,000 shares of Preferred Stock. As of the March 31, 2021, the Company has 47,899,528 shares of Common Stock, and zero shares of Preferred Stock, issued and outstanding. If we sell the entire 60,000,000 shares of Common Stock in this Offering, we will have 107,899,528 shares of Common Stock issued and outstanding. Accordingly, we may issue additional shares of Common Stock at a later date to employees or for services. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

We are publicly traded company and we finance our business through debt

As with every other public company, we will from time to time finance our business through the sale of stock or promissory notes collateralized by our common stock We may also acquire debt in the form of mezzanine or bridge financing. We may borrow such funds from a traditional bank, or non bank third party. We hope to finance acquisitions mostly with the sale of our common stock in this offering. As a result, our balance sheet may be unduly leveraged and if we cannot sell or liquidate our opportunities, we will be burdened by debt service, including, but not limited to payment of principal and interest and other fees.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our common stock to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to rely upon the operative facts as the basis for such exemption, including information provided by investor themselves.

If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor should seek rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which it has relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

ITEM 3. DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the offering price per share of our common stock in this offering and the as adjusted net tangible book value per share of our capital stock after this Offering. The following table demonstrates the dilution that new investors will experience relative to the Company's net tangible book value as of June 30, 2020. Net tangible book value is the aggregate amount of the Company's tangible assets, less its total liabilities. The table presents three scenarios: a $0.5 million raise ($500,000) from this Offering, a $1 million raise from this Offering and a fully subscribed $2 million raise from this Offering.

Proceeds from Sale	$0.525 MM	$1.05 MM	$2.1 MM
Percentage of Shares Sold	25%	50%	100%
Price Per Share	$0.035	$0.035	$0.035
Shares Issued	15,000,000	30,000,000	60,000,000
Capital Raised	525,000	1,050,000	2,100,000
Less Offering Costs	60,000	60,000	60,000
Net Proceeds	465,000	990,000	2,040,000
Net Tangible Value Pre-Financing	45,775	45,775	45,775
Net Tangible Value Post-Financing	419,225	944,225	1,994,225
Shares Issued and Outstanding - Pre Financing	47,899,578	47,899,578	47,899,578
Shares Issued and Outstanding - Post Financing	62,899,578	77,899,578	107,899,578
Net Tangible Value Pre-Financing	$0.065	$0.065	$0.065
Increase/Decrease per Share Attributable To New Investors	$0.058	$0.053	$0.047
Net Tangible Book Value per Share, Post Offering	$0.007	$0.012	$0.018

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor's stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, convertible notes, preferred shares or warrants) into stock. If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before.

The company has authorized and issued two classes of shares of stock, namely Common stock and Preferred Stock. Therefore, all of the company's current shareholders and the investors in this Offering will experience the same dilution if the company decides to issue more shares in the future.

NOTE: As of the date of this offering, none of the Preferred stock has been issued.

ITEM 4. PLAN OF DISTRIBUTION

We are offering a maximum of 60,000,000 Common Shares with no minimum, on a best efforts basis. We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares using our best efforts and no one has agreed to buy any of our shares. This prospectus permits our existing, and future, officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they may sell. There is currently no plan or arrangement to enter into any contracts or agreements to sell the shares with a broker or dealer. Our officers and directors will sell the shares and intend to offer them to friends, family members and business acquaintances. There is no minimum amount of shares we must sell; so no money raised from the sale of our shares will go into escrow, trust or another similar arrangement.

The shares are being offered by Curtis J. Melone, the Company&39;s Chief Executive Officer and Director. Mr. Melone will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the shares. No sales commission will be paid for shares sold by Mr. Melone. Mr. Melone is not subject to a statutory disqualification and is not associated persons of a broker or dealer.

Additionally, Mr. Melone primarily performs substantial duties on behalf of the registrant other than in connection with transactions in securities.  Mr. Melone has not been a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and they have not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act of 1934.

The offering will terminate upon the earlier to occur of: (i) the sale of all 60,000,000 shares being offered, or (ii) 365 days after this Offering Circular is declared qualified by the Securities and Exchange Commission or (iii) or the decision by Company management to deem the offering closed.

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

ITEM 5. USE OF PROCEEDS TO ISSUER

We estimate that, at a per share price of $0.035, the net proceeds from the sale of the 60,000,000 shares in this Offering will be approximately $2,040,000, after deducting the estimated offering expenses of approximately $60,000.

We will utilize the net proceeds from this offering to identify and acquire business opportunities and to develop our products. Some funds will be used for operating expenses and other expenses.

Accordingly, we expect to use the net proceeds, estimated as discussed above as follows, if we raise the maximum offering amount:

Use	Amount	Percentage
Acquisition Costs	$500,000	24%
Development Costs	$400,000	19%
Working Capital	$880,000	41.9%
Salaries	$260,000	12.3%
Offering Expenses	$60,000	2.8%
TOTAL	$2,100,000	100%

(1) "Acquisition Costs" are costs related to the selection and acquisition of opportunities, including financing and closing costs. These expenses include but are not limited to travel and communications expenses, legal and accounting fees and miscellaneous expenses. The presentation in the table is based on the assumption that we will always finance the acquisition of opportunities whenever posable.

(2) Offering Expensesinclude projected costs for Legal and Accounting, Publishing/Edgar and Transfer Agents Fees.

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the fully implement our business plan.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

ITEM 6.    DESCRIPTION OF BUSINESS

Our Company

Headquartered in Chino, CA, NUGL Inc. is an unbiased search engine and online directory for the marijuana industry that adjusts rankings based on community input. NUGL database includes listings for dispensaries, strains, doctors, lawyers, service professionals, vape shops, hydro stores and brands. The company focuses on leading the evolution in business relations, development and organic data in the cannabis industry with metasearch technology. Additionally, with the brand-centric search engine software, consumers can very easily find stores offering their favorite products while various brands can promote their offerings for sales and distribution.

Company will engage in development and/or acquisition, management and operation or sale of any class of income producing marijuana companies. We are an emerging growth company, and we expect to use substantially all of the net proceeds from this offering to engage in acquisition and pruduct development business described herein. We expect to build a high-quality brand portfolio intended to generate income and to provide capital preservation, capital appreciation and portfolio diversification. These opportunities may be existing opportunities, newly constructed opportunities or opportunities under development or construction which we intend to acquire, make cosmetic changes, repairs, and other enhancements in order to increase the value. We to build a high-quality portfolio intended to generate current income and to provide capital preservation, capital appreciation and portfolio diversification. The opportunities may be existing opportunities or opportunities under development.

Business Information

Introduction

NUGL, INC, Inc. is an emerging growth company that plans to engage in the development of marijuana businesses and brands within the United States, Canada, the Caribbean and central America.

We are an emerging growth company, and we expect to use substantially all of the net proceeds from this offering to engage in the acquisition of existing marijuana businesses. We expect to build a high-quality brand portfolio intended to generate income and to provide capital preservation, capital appreciation and portfolio diversification. These opportunities may be existing opportunities, new opportunities which we intend to acquire, make business improvements and provide financing for business expansion. We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

We plan to initially identify and then focus on regions within North America and in markets that we believe are likely to benefit from favorable regulatory changes. We expect to build a high-quality brand portfolio intended to generate current income and to provide capital preservation, capital appreciation and portfolio diversification. The Company will these acquisitions as wholly-owned or wholly-controlled subsidiaries of the Company.

Our Competitive Strengths

We believe that The Company will be able to attract experienced directors and officers and other key personal with the necessary experience. We believe our investment strategy will assist in their recruitment, and distinguish us from other marijuana brand development companies. Specifically, our competitive strengths include the following:

Experienced and Dedicated Management. The Company intends to recruit a committed management team with experience in various phases of the marijuana business. This team, who in place, will assist in establishing a robust infrastructure of service providers, including financial and business development managers for assets under management.

Investing Strategy. Our CEO has an extensive deal flow network in target markets due to long-standing relationships with marijuana business owners and public company lenders.

Highly Disciplined Investing Approach. We intend to take a time-tested and thorough approach to analysis, management and investor reporting.

Market Opportunity

The economic outlook, in our view, presents an opportunity for our business. The Company believes that recent corrections in the national, regional and local residential markets are healthy and, in many cases, overdue. Over the course of the past several months, The Company have noticed that customers have begun to explore the development of market-appropriate product with realistic absorption projections and expectations of realizable upside upon completion of their project in one to three years. the Company believes that the demand for appropriately priced new development in infill locations will remain steady in most of its markets. Many regions, for example, are experiencing a critical lack of marijuana product that is affordable to the bulk of the urban workforce. The contraction in capital supply to the small to mid-sized business has not only added to the potential customer base for the Company but also is expected to produce higher credit borrowers and enhanced the Company&39;s investment power. As a result of tight lending rules, outside of SBA incentives, many smaller marijuana operators, of all types, become more favorable to the concept of acquisition by a public company, combined with financing.

Investment Objectives

Our primary investment objectives are:

-	to maximize the capital gains of our opportunities;

-	to preserve and protect your capital contribution;
-

to enable investors to realize a return on their investment by beginning the process of liquidating and distributing cash to investors within approximately five years of the termination of this offering, or providing liquidity through alternative means such as in-kind distributions of our own securities or other assets; and

-	To achieve long-term capital appreciation for our stockholders through increases in the value of our company.

We will also seek to realize growth in the value of our investments and to optimize the timing of their expansion.

However, we cannot assure you that we will attain these objectives or that the value of our investments will not decrease. We have not established a specific policy regarding the relative priority of these investment objectives.

Investment Criteria

We believe the most important criteria for evaluating the markets in which we intend to purchase investment opportunities include:

historic and projected population growth;
markets with historic and growing numbers of a qualified marijuana users, especially where medical use certificates are required by consumners;
high historic and projected employment growth;
markets with high levels of insured populations; and
stable household income and general economic stability.

The markets in which we invest may not meet all of these criteria and the relative importance that we assign to any one or more of these criteria may differ from market to market or change as general economic and the marijuana market conditions evolve. We may also consider additional important criteria in the future.

Investment Policies

Our investment objectives are to maximize the capital gains of our opportunities and achieve long-term capital appreciation for our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives.

We expect to pursue our investment objectives primarily through the ownership of marijuana businesses, of various types, and with tangible assets. We currently intend to invest primarily in the acquisition, development and management of existing marijuana businesses, instead of developing our own. While we may diversify in terms of business locations and type, we do not have any limit on the amount or percentage of our assets that may be invested in any type of marijuana businesses business, or any one geographic area.

We may also participate with third parties in business ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired opportunities may be subject to existing financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these opportunities. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Due Diligence Process

We will consider a number of factors in evaluating whether to acquire any particular asset, including: geographic location; business assets; historical performance; current and projected cash flow; potential for capital appreciation; potential for economic growth in the area where the asset is located; presence of existing and potential competition; prospects for liquidity through sale, financing or refinancing of the assets; and tax considerations. Because the factors considered, including the specific weight we place on each factor, vary for each potential investment, we will not assign a specific weight or level of importance to any particular factor. Our obligation to close on the purchase of any investment generally will be conditioned upon the delivery and verification of certain documents from the seller, including, where available and appropriate: plans and specifications; environmental reports; surveys; evidence of marketable title subject to any liens and encumbrances as are acceptable to the Company; and title and liability insurance policies.

Acquisition of opportunities

The Company intends on acquiring marijuana businesses primarily through industry contacts, including debt financiers who may have distressed businesses that they would be willing to transfer to our management. The number of marijuana businesses opportunities that may be available from all of the foregoing sources will vary from time to time, depending on numerous factors including, without limitation, trends in delinquent debt and foreclosure sales where the business owns real estate. The extent to which debt financiers may or may not aggressively seek to sell foreclosed businesses or related debt, number of persons seeking to purchase distressed opportunities, trends impacting values of marijuana businesses opportunities, and other factors beyond the control of the Company.

Tax Treatment of Registrant and its Security Holders.

We are a publicly traded company and investment typically takes the form of Common Stock as the final delivered asset. Therefore, we operate a, C corporation. As such, our profits are taxable at corporate level and dividends, if any, are taxable at individual level. These are typically taxed as a capital gain or dividend.

Competition

The marijuana market is highly competitive. We will compete in all of our markets with other owners and operators of single and multi-location operators. We will compete based on a number of factors that including experienced management and capital availability. As a public company, the Common Stock as a viable financial exit is attractive to small marijuana business owners.

We will compete with many third parties engaged in marijuana investment activities including REITs, specialty finance companies, hedge funds, investment banking firms, lenders and other entities. There are also REITs with asset acquisition objectives similar to ours and others may be organized in the future. Some of these competitors have substantially greater marketing and financial resources than we will have and generally may be able to accept or manage more risk than we can prudently manage, including risks with respect to the businesses being acquired. In addition, these same entities may seek financing through the same channels that we do. Therefore, we will compete for investors and funding in a market where funds for marijuana businesses investment may decrease, or grow less than the underlying demand.

Competition may limit the number of suitable investment opportunities offered to us and result in higher prices, making it more difficult for us to acquire new investments on attractive terms. In addition, competition for desirable investments could delay the investment of net proceeds from this offering in desirable assets, which may in turn reduce our cash flow from operations and negatively affect our ability to make or maintain distributions.

Government Regulation

Our business is subject to many laws and governmental regulations. Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.

Investment Company Act of 1940

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Environmental Matters

Many marijuana products may contain or have been made with toxic substances as part of their processing and/or extraction processing. This may require specific zoning and environmental regulations at the State, local and Federal level. The Company may be held liable under these regulations when making acquisitions. These laws and liabilities may be extended to the Company&39;s employees.

Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigating, removing or remediating these substances may be substantial, and the presence of these substances may adversely affect our ability to rent or sell the property or to borrow using the property as collateral and may expose us to liability resulting from any release of or exposure to these substances. If we arrange for the disposal or treatment of hazardous or toxic substances at another location, we may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by us. We may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that we own or operate. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real opportunities for personal injury associated with asbestos-containing materials and other hazardous or toxic substances.

Other Regulations

The opportunities we acquire likely will be subject to various federal, state and local regulatory requirements, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We generally will acquire opportunities that are in material compliance with all regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us and could have an adverse effect on our financial condition and results of operations.

Employees:

Currently, the company has three full time employees. The company may hire a number of employees as needed after effectiveness of this offering primarily to support our acquisition and development efforts.

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

ITEM 7. DESCRIPTION OF PROPERTY

Our principal offices are located at 13771 Roswell Ave Suite F, Chino, CA 91701 The office is leased at a cost of $800.00 per month . We do not currently lease or own any other real property.

ITEM 8. MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The company was incorporated in Oklahoma on June 16, 2020. Our principal executive offices are located at 13771 Roswell Ave Suite F, Chino, CA 91701. We are an internally managed advertising and media company engaged in the marketing of marijuana brands and products.

We are a development stage company, and we expect to use substantially all of the net proceeds from this offering to engage in the acquisition of existing marijuana businesses and develop our marketing products. We expect to build a high-quality brand portfolio intended to generate current income and to provide capital preservation, capital appreciation and portfolio diversification. The opportunities may be existing marijuana businesses, or new opportunities for which we intend to acquire, make business improvements and provide additional capital.

We have been utilizing and may utilize funds from Mr. Melone our President, Chief Executive Officer and Director, who has informally agreed to advance funds to allow us to pay for offering costs, filing fees, and professional fees. Mr. Melone however, has no formal commitment, arrangement or legal obligation to advance or loan funds to the company. In order to implement our plan of operations for the next twelve-month period, we require approximately $100,000 of funding from this offering. Being a development stage company, we have a very limited operating history outside of our advertising services. After a twelve-month period, we may need additional financing but currently do not have any arrangements for such financing.

For the next twelve months we anticipate that we will need up to $5 million in operational funds to carry out the acquisition and development of opportunities, The Company may select different companies, geographic locations as and when funds become available, therefore, we may need 1-2 months to evaluate specific locations. For all business purposes if we are short of funds we may request funds from our Chief Executive Officer, however, there is no guarantee he will loan us funds.

The company has contacted an institution about financing loans for our Company. We will only use such funds when we feel we have both located a target acquisition, and the Company has capital sufficient to complete the acquisition.

Generally, in this industry it is known to be a common fact that banks, credit unions, and other comparable institutions may not provide financing to a Company operating in the marijuana industry without substantial assets and/or personal asset guarantees. Because of this we may face difficulty in acquiring financing for our target opportunities or funds necessary to provide the marketing and administration funds for business expansion, including acquisitions. We are therefore dependent upon our ability to attract private individuals that will provide financing through convertible debentures or loans. This may cause investors to lose some or all of your investment, due to the debt being converted and the common stock of the Company diluted..

Once we locate a suitable acquisition, we will determine the funds required to complete the project. The amount of funds allocated for this may vary and will depend on the specific company and their capital needs.

Long term financing and commitments will be required to fully implement our business plan. The Company will always be dependent on outside funding for the full implementation of our business plan. Our expansion may include expanding our office facilities, hiring personnel and developing a larger customer base.

If we do not receive adequate proceeds from this offering to carry out our forecasted operations to operate for the next 12 months our CEO, Mr. Melone, has informally agreed to provide us funds, however, he has no formal commitment, arrangement or legal obligation to provide funds to the company.

If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash we need, or cease operations entirely.

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

POLICY WITH RESPECT TO CERTAIN ACTIVITIES

(a)

We do not plan to issue any new shares of Common Stock outside of this Offering. Notwithstanding we may issue new shares to employees, independent contractors or acquisition targets.. Our Board of Directors may change our policy regarding the issuance of preferred shares at any time and in their discretion and without a vote of security holders.

(b)

We do plan to borrow money from private secured lenders to make acquisitions and finance business activities, but will not do so unless this offering is successful. Our business plan involves obtaining financing through the sale of Common Stock. Our Management may change our policy regarding borrowing money at any time and without a vote of security holders.

(c)

We have not and do not have any plans to make loans to other businesses. Our Management may change our policy regarding plans to make loans to other persons or entities in their discretion at any time and without a vote of security holders.

(d)

We have not and do not have any plans to invest in the securities of other issuers for the purpose of exercising control. Our Management may change our policy regarding plans to make loans to other persons or entities in their discretion at any time and without a vote of security holders.

 (e)

We have not and do not have any plans to underwrite securities of other issuers. Our Management may change our policy regarding plans to underwrite securities of other issuers in their discretion at any time and without a vote of security holders.

(f)

We have not and do not have any plans to engage in the purchase and sale (or turnover) of investments. Our Management may change our policy regarding plans to engage in the purchase and sale (or turnover) of investments at any time and without a vote of security holders.

(g)

We have not and do not have any plans to offer securities in exchange for advertising space. Our Management may change our policy regarding plans to offer securities in exchange for advertising space at any time and without a vote of security holders.

(h)

We have not and do not have any plans to repurchase or otherwise reacquire its shares or other securities. Our Management may change our policy regarding plans to repurchase or otherwise reacquire its shares or other securities at any time and without a vote of security holders.

(i)

We do intend to make quarterly and annual or other reports to security holders in the future, although we have not concluded the nature, content and scope of such reports at this time and such reports may contain financial statements certified by independent public accountants. These reports may be required by agencies such as the SEC and FINRA as well as quotation systems and stock exchanges. Our Management may change or eliminate our policy regarding plans to make quarterly and annual reports available to security holders including the content at any time and without a vote of security holders.

INVESTMENT POLICIES OF REGISTRANT

1.

We plan to focus our on marijuana business acquisition. Where these businesses own real estate as part of their assets, we will evaluate the value assigned to the real estate portion of the business separately. The Company may expand our operations to acquire and lease real estate in states as part of a grow operation. Our Management may change our existing policy regarding target states at any time and without a vote of security holders. We may invest some of our assets in the purchase of real estate.

 2.

We may invest in any type of real estate including but not limited to existing grow operations, special purpose buildings, or undeveloped acreage.

3.

To support the market for its public stock, we plan on commencing an extensive investor relations program. We may also use a (to be identified) online funding platform to sell shares pursuant to this offering but have no definitive plans to do so.

4.

We believe that our CEO and other management has the necessary experience and industry contacts to carry out our business plan.

5.

Our policy is to acquire assets primarily for income and not capital gain. Our Management may change our existing policy regarding our method of operating and financing of acquisitions at any time and without a vote of security holders.

6.

We do not have a policy that restricts us to the amount or percentage of assets which will be invested in any specific business.

7.

We do not have any other material policy with respect to our proposed acquisition activities.

8.

Investments in other securities.

We do not have any policy or plans at this time to invest in any other types of marijuana securities. Our Management may change our existing plan regarding an investment in any other marijuana securities at any time and without a vote of security holders.

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and staff and raising capital. Accordingly, the Company is considered to be in the development stage, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have not commenced. The Company has generated minimal revenues from operations and therefore lacks meaningful capital reserves.

Operating Results

As of March 31, 2021 we have generated any revenues and incurred expenses of $45,775. Our operating expenses consist of the costs incurred in organizing the company and this offering. As a result, our net loss for the period ending through March 31, 2021 was $45,775. Our accumulated deficit at March 31, 2021 was $45,775.

To meet our need for cash we are attempting to raise money from this offering. The maximum aggregate amount of this offering will be required to fully implement our business plan. If we are unable to successfully generate revenue we may quickly use up the proceeds from this offering and will need to find alternative sources. If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.

Liquidity and Capital Resources

As of March 31, 2021 the Company had $3,083 in cash and total liabilities of $45,775. As of March 31, 2021, the Company has incurred total expenses since inception of $45,775. In management's opinion, the Company's cash position is insufficient to maintain its operations at the current level for the next 12 months. We are attempting to raise funds to proceed with our plan of operation. The Company hopes to raise up to $2,000,000 in this Offering. If we are successful at raising the maximum amount of this offering, we believe that such funds will be sufficient to fund our expenses over the next twelve months.

Although we intend on identifying marijuana businesses for acquisition with our proceeds, there is no guarantee that we will acquire any such opportunities. Executing on our business plan will depend highly on our funds, the availability of those funds, and the size of the opportunities. Upon the qualification of the Form 1-A, the Company plans to pursue its investment strategy by acquiring marijuana businesses. There can be no assurance of he Company's ability to do so or that additional capital will be available to the Company. If so, the Company's investment objective of acquiring marijuana businesses will be adversely affected and the Company may not be able to execute on its business plan if it is unable to finance such projects. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company. There can be no assurance that additional capital will be available to the Company. If we are successful at raising capital by issuing more stock, or securities which are convertible into shares of the Company, your investment will be diluted as a result of such issuance.

We are highly dependent upon the success of this offering, as described herein. Therefore, the failure thereof would result in the need to seek capital from other resources such as taking loans, which may not even be possible for the Company. However, if such financing were available, because we are a development stage company with limited revenue to date, we would likely have to be subject to an above market interest rates. At such time these funds are required, management would evaluate the terms of such debt financing. If the Company cannot raise additional proceeds via a private placement of its equity or debt securities, or secure a loan, the Company would be required to cease business operations. As a result, investors would lose all of their investment.

Off-Balance Sheet Arrangements

As of March 31, 2021 we did not have any off-balance sheet arrangements.

Plan of Operations

Over the next twelve months, the Company intends to focus on acquiring marijuana businesses using the proceeds from this offering. Our officers and directors will meet with marijuana businesses owners, brokers, consultants and advisors in the marijuana industry to locate opportunities which meet the Company&39;s profile. We may engage other consultants to conduct initial due diligence with respect to opportunities which may be of interest to the Company.

Mr. Melone has a network that includes marijuana businesses owners. Mr. Melone believes that by utilizing his current network, he will be able to identify appropriate opportunities. We plan to purchase these opportunities through the sale of the Company&39;s Common Stock and debt financing. We may also acquire debt in the form of mezzanine or bridge financing. However, we hope to limit our financing costs and our financing to direct leverage of the business asset being acquired. We hope to finance acquisition costs mostly with the sale of our Common Stock in this offering.

ITEM 9.    DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until her successor is elected and qualified, or until her earlier resignation or removal. Our directors and executive officers are as follows:

The table below lists our directors and executive officers, their ages, and the date of their first appointment to such positions. Each position is currently held with an indefinite term of office.

Name	Position	Age	Date of First Appointment
Curtis J. Melone	Chief Executive Officer & Director	47	August 24, 2017
Brandon Vargas	President, Secretary, Treasurer & Director	47	August 24, 2017
Hamon Fytton	Chief Investment Officer & Director	67	June 7, 2021
Thomas Bouse CPA	Chief Financial Officer & Director	55	August 24, 2017
Ryan Bartlette	Chief Marketing Officer & Director	39	August 24, 2017
Jeff Odle	Chief Technology Officer & Director	38	August 24, 2017

Curtis J. Melone, CEO and Director

Over the last five years Mr. Melone acted as President to the company, overseeing the merger with an existing public company in 2017.

CJ Melone, a California native, has worked in both public and private markets. He specializes in operations and marketing in the entertainment industry. CJ is known as a turn-around and start-up specialist with a resume of successful companies in his portfolio. He has an extensive background in mergers and acquisitions and in strategic partnerships.

Hamon Fytton, Chief Investment Officer and Director

Over the last five years Mr. Fytton acted as a consultant to several public companies and private companies seeking to become public. In this capacity he has overseen the preparation of numerous registration statements, subscription agreements, SEC filings, prospectus offerings and general company information packets. He has also often acted as an Officer and/or director for several companies, aiding in their transition from private to public. He has conducted several seminars on the JOBS Act and the Crowdfunding and REG A+ regulations. He continues to consult with various investment groups in the US and other countries. He is currently an Officer, Director and shareholder of Gold Entertainment Group, Inc. a public company, OTC:GEGP.

Brandon Vargas Chief Experience Officer and Director

With over 10 years experience in the cannabis space, Brandon has worked on dispensary, cultivation and infusion entity formation, licensing, real estate acquisitions, construction and build outs, marketing, policy and procedures, compliance, staffing, and capital raises.

Mr. Vargas has an extensive background working with various medical marijuana companies on investment and in developing greenhouse and commercial cultivation, distillate for vapes cartridges, CBD oils and infusions. Having created an investment team for medical marijuana startups, his vast understanding of the industry and experience lends Brandon a unique edge in all of their cannabis related ventures.

Ryan Bartlette, Chief Marketing Officer and Director

As co-founder and CMO of 23Forty and Boxy, Ryan has expertly positioned and branded a multitude of companies while strategically bringing them to market. As a sought out graphic artist and front-end developer, with experience in the entertainment and technology industry, Ryan brings exactly what is needed to the NUGL team.

His diverse background in marketing and understanding of business helps him turn great ideas into successful realities. Ryan&39;s greatest strengths are his creativity, drive, and leadership. He thrives on challenges, particularly those that expand the company&39;s reach. His skillset ranges from graphic design and front end development, to global branding and online positioning. Ryan is our go to guy for all UIX design.

Jeff Odle, Chief Technology Officer and Director

Jeff, a successful senior software architect, has a long and distinguished career developing some of the most innovative, cutting edge platforms available. His unique and distinctive approach to creating the blueprint for advanced programming is industry leading and unprecedented. He is a top level architect, responsible for developing some of the most forward looking software for various industries. Jeff is proficient in multiple languages and has managed large projects and teams.

Thomas Bouse CPA, Chief Financial Officer and Director

Tom is the founder and owner of Pacific Rim Tax and Accounting, headquartered in Huntington Beach, California. His expertise in tax services, accounting, consulting and financial planning, along with two decades of dedicated service to owners and entrepreneurs, of all sizes of business, is unparalleled. He began his career at a full service CPA firm specializing in taxation, IRS audits, tax settlement, business filings, and tax returns.

A move to PriceWaterhouseCoopers, the second largest professional services firm in the world and one of the Big Four auditors, allowed Tom to apply his knowledge to medium and large businesses. While there, he developed a broader understanding of complex corporate issues and how to identify opportunities across various industries.

In 2005, Tom purchased and managed a large bookkeeping, tax preparation and payroll practice in north San Diego County, California, specializing in tax planning, tax settlement, tax compliance and startup consulting. His new, full service boutique, Pacific Rim Tax and Accounting, provides business consulting services and caters to all aspects of tax and accounting related matters; ultimately freeing clients up to focus on successful strategies for corporate and personal growth.

Code of Ethics Policy

We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of an unlimited number ofdirectors. Each director of the Company serves until his successor is elected and qualified, subject to removal by the Company&39;s majority shareholders. Each officer shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors, and shall hold his office until his successor is elected and qualified, or until his earlier resignation or removal.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

Our board of directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that our directors do not meet the independence requirements, according to the applicable rules and regulations of the SEC.

Corporate Governance

There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors. In addition to having no nominating committee for that purpose, we currently have no specific audit committee and no audit committee financial expert. Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.

Family Relationships

None.

Involvement in Certain Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting her involvement in any type of business, securities or banking activities,

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Significant Employees

None.

ITEM 10.   COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the annual compensation of each of our two highest-paid persons who were directors or executive officers during our last completed fiscal year.

		Cash	Other	Total
	Capacities in which	compensation	compensation	compensation
Name	compensation was received	($)	($)	($)
Curtis J. Melone	CEO, Director	-0-	-0-	-0-
Brandon Vargas	President/ Director/Secretary	-0-	-0-	-0-
Hamon Fytton	Chief Investment Officer & Director	-0-	-0-	-0-
Thomas Bouse CPA	Chief Financial Officer & Director	-0-	-0-	-0-
Ryan Bartlette	Chief Marketing Officer & Director	-0-	-0-	-0-
Jeff Odle	Chief Technology Officer & Director	-0-	-0-	-0-

Compensation of Directors

We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We have no long-term incentive plans.

ITEM 11.   SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

		Amount and
	Amount and	nature of
	nature of	beneficial	Percent
Name and address of beneficial	beneficial	ownership	of class
owner (1)	ownership (2)	acquirable	(3)
Curtis J. Melone	7,000,000	-0-	14.9%
Brandon Vargas	5,000,000	-0-	10.5%
Hamon Fytton	1,000,000	-0-	2.0%
Jeff Odle	3,000,000	-0-	6.2%
Ryan Bartlette	3,000,000	-0-	6.2%
Tom Bouse CPA	0	-0-	0%

All directors and officers as a group (1 persons)	19,000,000	-0-	38.0%

(1)	The address of those listed is 13771 Roswell Ave., Suite F, Chino, CA 91701
(2)	Our CEO owns 7,000,000 of Common Stock. Unless otherwise indicated, all shares are owned directly by the beneficial owner.
(3)	Based on 47,899,528 of Common stock outstanding prior to this Offering.

ITEM 12.   INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Since inception, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Conflicts of Interest and Corporate Opportunities

The officers and directors have acknowledged that under Oklahoma law that they must present to the Company any business opportunity presented to them as an individual that met the Oklahoma's standard for a corporate opportunity:  (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation's line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his own, the corporate fiduciary will thereby be placed in a position inimical to their duties to the corporation. This is enforceable and binding upon the officers and directors as it is part of the Code of Ethics that every officer and director is required to execute. However, the Company has not adopted formal written policies or procedures regarding the process for how these corporate opportunities are to be presented to the Board. It is the Company&34;s intention to adopt such policies and procedures in the immediate future.

ITEM 13. SECURITIES BEING OFFERED

Common Shares

Our authorized capital stock consists of (i) two hundred and fifty million (250,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), (ii) ten million (10,000,000) shares of PREFERRED of all Classes, par value $0.001 per share (the "PREFERRED Stock"), authorized at the time of this offering. As of March 31, 2021, we have 47,899,528 shares of Common stock and zero shares of Preferred shares issued and outstanding, at the time of this offering.

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, as amended, and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

The Preferred Stock of the Company has several specific designations, listed below, and the resulting possible effect on the Company's securities it enables.

  Ownership - There are ZERO (0) shares issued and outstanding Preferred Stock, as of the date of this Offering.

  Dilution - The Company is authorized to issue ten million (10,000,000) shares of Preferred Stock of all classes. As of the date of this Prospectus there are ZERO (0) Preferred Stock issued and outstanding. These shares do not have a "Conversion Provision".

  Other Restrictions - The Company is authorized to issue ten million (10,000,000) shares of Preferred Stock of all classes. Additional classes of preferred shares may contain other designations, resulting in restrictions regarding the operation of the Company. The Company may increase the number of authorized shares of all classes at any time, following the qualification of this offering.

There are ZERO (0) shares of the Preferred Stock issued and outstanding, as of the date of this Offering. If such a "Preferred Stock Conversion Provision" were to be added then the Common Stock would be subject to dilution and a probable reduction in its value. There are not set limits on this conversion. It should be noted that at the time of this filing no such "Preferred Stock Conversion Provision" is in effect.

Options and Warrants

The management may at some future date decide that it is in the best interests of the shareholders to issue warrants. At the time of this filing, there are no immediate plans to issue, nor any outstanding warrants or options.

Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock (in the event we create preferred stock), holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock that may be created in the future.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may create in the future.

Transfer Agent and Registrar

The Transfer Agent of recored is Action Stock Transfer Corporation, whose address is 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121

Shares Eligible for Future Sale

Prior to this offering, there is a public market for our common stock, which is traded under the symbol NUGL on OTCMarkets.com.. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We have outstanding 47,899,528 shares of Common Stock. None of these shares will be freely tradable without restriction or further registration under the Securities Act, except as allowed following a qualification of this offering under Regulation A +, unless those shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act.

Some of the 47,899,528 shares of Common stock issued prior to this offering are restricted as a result of securities laws. Restricted securities may be sold in the public market only if they have been registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act.

ITEM 14.  FINANCIAL STATEMENTS

 NUGL, INC.

 CONSOLIDATED BALANCE SHEETS

 UNAUDITED For the Three Months Ended March 31, 2021

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash	$365	$1,607
Accounts receivable, net	5,795	17,385
Total current assets	6,160	18,992
Property and equipment, net	233,651	254,597
Other assets	2,267	2,267

Total Assets	$242,078	$275,856

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$21,921	$21,921
Accrued interest	29,532	24,438
Notes payable, net of discount	240,767	228,488
Derivative liabilities	90,285	20,685
Total current liabilities	382,505	295,532
Long-term liabilities:
Notes payable	15,000	15,000
Total Liabilities	397,505	310,532

Commitments and contingencies	-	-

Stockholders' deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	-	-
Common stock, $0.001 par value, 250,000,000 shares authorized; 47,899,578 and 47,342,399 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	47,900	47,342
Common stock to be issued; 210,417 and 272,917 shares at March 31, 2021 and December 31, 2020, respectively	210	273
Additional paid-in capital	4,134,182	4,090,848
Accumulated deficit	(4,337,719)	(4,173,139
Total stockholders deficit	(155,427)	(34,676
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$242,078	$275,856

See accompanying notes to consolidated financial statements

 NUGL, INC.

 CONSOLIDATED STATEMENTS OF OPERATIONS

 UNAUDITED

	For the Three Months Ended March 31, 2021	For the Three Months Ended March 31, 2020

Revenue, net	$2,913	$29,342
Cost of revenue	-	-
Gross profit	2,913	29,342

Operating expenses:
Selling and marketing	15,211	26,101
General and administrative	77,587	154,200
Total operating expenses	92,798	180,301

Operating loss	(89,885)	(150,959)

Other (expense) income:
Interest expense	(5,095)	(26,277)
Derivative income (expense)	(69,600)	32,070
Net gain on conversion of accounts payable and debt	-	24,475
Total other (expense) income	(74,695)	30,268

Loss before provision for income taxes	(164,580)	(120,691)

Provision for income taxes	-	-

Net loss	$(164,580)	$(120,691)

Weighted average shares-basic	47,432,851	44,456,125
Weighted average shares-fully diluted	47,432,851	44,456,125
Weighted average loss per common share - basic	$(0.00)	$(0.00)
Weighted average loss per common share - fully diluted	$(0.00)	$(0.00)

See accompanying notes to consolidated financial statements

 NUGL, INC.

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY/(DEFICIT)

 UNAUDITED  For the Three Months Ended March 31, 2021

	Preferred Stock		Common Stock - Issued		Common Stock - To Be Issued		Additional Paid-In	Accumulated		Total Stockholders
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit		Equity (Deficit)
Balance-December 31, 2020	-	$-	47,342,399	$47,342	272,917	$273	$4,090,848		$(4,173,139)	$
Stock issued or to be issued for non-employee services	-	-	557,179	558	(62,500)	(63)	43,334		-
Net loss	-	-	-	-	-	-	-		(164,580)

Balance-March 31, 2021	-	$-	47,899,578	$47,900	210,417	$210	$4,134,182		$(4,337,719)	$

  For the Three Months Ended March 31, 2020

	Preferred Stock			Common Stock - Issued				Common Stock - To Be Issued				Additional Paid-In		Accumulated		Total Stockholders
	Shares	Amount		Shares		Amount		Shares		Amount		Capital		Deficit		Equity (Deficit)
Balance-December 31, 2019	-		$-		43,962,744		$43,963		471,752		$472		$3,810,477		$(3,770,888)	$
Stock issued or to be issued for non-employee services	-		-		1,038,409		1,038		(317,005)		(317)		72,918		-
Conversion of note payable	-		-		611,855		612		-		-		54,455		-
Stock issued with debt	-		-		170,000		170		-		-		17,336		-
Net loss	-		-		-		-		-		-		-		(120,691

Balance-March 31, 2020	-		$-		45,783,008		$45,783		154,747		$155		$3,955,186		$(3,891,579)	$

See accompanying notes to consolidated financial statements

NUGL, INC.

 CONSOLIDATED STATEMENTS OF CASH FLOWS

 UNAUDITED

	For the Three Months Ended March 31, 2021		For the Three Months Ended March 31, 2020
Cash flows from operating activities:
Net loss	$(164,580)		$(120,691)
Adjustments to reconcile net loss to net cash used in operating activities:
Net gain on conversion of note payable	-		(24,475)
Shares issued or to be issued for non-employee services	43,829		73,639
Non-cash interest expense	-		22,100
Derivative (income) expense	69,600		(32,070)
Depreciation and amortization	33,225		33,033
Changes in operating assets and liabilities:
Accounts receivable	11,590		(29)
Accounts payable	-		(10,000
Accrued expenses	5,094		4,178
Net cash used in operating activities	(1,242)		(54,315)

Cash flows from financing activities:
Proceeds from notes payable	-		85,000
Net cash provided by financing activities			85,000

Net change in cash	(1,242)		30,685
Cash, beginning of period	1,607		7,407
Cash, end of period	$365		$38,092

Supplemental disclosures of cash flow information
Cash paid for interest	$-		$-
Cash paid for income taxes	$-		$-

Supplemental disclosures of non-cash investing and financing activities:
Conversion of convertible notes payable and accrued interest	$-		$55,067
Discount on common stock issued with debt		$-		$17,506

See accompanying notes to consolidated financial statements

NUGL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED

1.	Organization and Business

History and Organization

We were incorporated on November 5, 1998 in the State of Nevada as USA Telecom with the spelling later changed in that year to USA Telcom. Since then, we have changed our name at various times as follows: USA Telecom Internationale (April 2000), ZannWell Inc. (June 2004), Blackhawk Fund (January 2005), Vidable, Inc. (June 2011), VIBE I (June 2011), and Coresource Strategies, Inc. (June 2015).

On May 24, 2017, we entered into a Definitive Merger Agreement (the "Merger") with NUGL, Inc., a Nevada corporation ("NUGL"). On August 24, 2017, we underwent a Statutory A Reorganization (the "Reorganization") pursuant to Section 1081(a) of the Oklahoma General Corporation Law, as a tax-free reorganization. Pursuant to the reorganization, on August 24, 2017, Coresource Strategies, Inc. caused NUGL to be incorporated in the State of Oklahoma, as a direct, wholly owned subsidiary. Concurrently, NUGL caused Coresource Operations, Inc., to be incorporated as a direct, wholly owned subsidiary. Under the terms of the reorganization, Coresource Strategies, Inc. was merged with and into Coresource Operations., Inc. pursuant to Section 1081(g) of the General Corporation Law of the State of Oklahoma. Upon consummation of the reorganization, each issued and outstanding equity of Coresource Strategies, Inc. was converted into and exchanged for an equivalent equity of NUGL (on a one for one basis) having the same designations, rights, powers and preferences, and qualifications, limitations and restrictions as the equities of Coresource Strategies, Inc. being converted. There was no spinoff and Coresource Strategies, Inc. corporate existence ceased. Under the Reorganization, Coresource Strategies, Inc. equity holders became equity holders of NUGL, in the same proportion.

In connection with the Merger and Reorganization, we completed a name change to NUGL, Inc. and symbol change to NUGL. This corporate action was declared effective on December 7, 2017 by the Financial Industry Regulatory Authority, Inc. ("FINRA").

Business

NUGL is a search engine and online directory, created by technology professionals for the marijuana industry. The NUGL database is a software platform for all things cannabis and includes listings for dispensaries, strains, doctors, lawyers, service professionals, vape shops, hydro stores, and brands. The NUGL database search results cannot be bought and provide unbiased ratings. Our platform serves as a front and back-end solution developed to make a thriving and growing industry better, more fun, and a lot safer. We are always striving to serve our community&39;s needs. NUGL will continue to adapt and evolve with this ever-changing industry, while advocating positive and responsible use in the MMJ community.

2.	Summary of Significant Accounting Policies

Basis of Presentation

We have prepared the accompanying unaudited financial statements in conformity with generally accepted accounting principles in the United States of America pursuant to the rules and regulations of the United States Securities and Exchange Commission (&34;SEC&34;).

Going Concern Considerations and Management&39;s Plans

The accompanying financial statements contemplate continuation of our Company as a going concern. For the three month periods ended March 31, 2021 and 2020, we have incurred operating losses of in excess of $89,000 and $150,000, respectively, and we have an accumulated deficit of $4,337,719 as of March 31, 2021. We presently have limited liquidity and limited access to capital. These factors raise substantial doubt about our ability to continue as a going concern for one year from the date of this report. If we are unable to generate positive cash flow and obtain adequate capital, we could be forced to cease operations.

Management anticipates we will be dependent, for the foreseeable future, on additional capital to fund further development of our operations until such time as we have sufficient revenues to meet our cost structure. Additional capital will be required for, among other things, the expansion of our customer base, the further development of our marketing program, and to fund ongoing business needs. There are no assurances that we will be successful in obtaining sufficient capital to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary if our Company is unable to continue as a going concern.

 Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of our Company. Unobservable inputs are inputs that reflect our Company&39:s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.
Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2021 and December 31, 2020. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, deposits, accounts payable, and accrued expenses. Fair values for these items were assumed to approximate carrying values because they are short-term in nature or they are payable on demand. Fair values for derivative liabilities were determined under level 2 since inputs used are either directly or indirectly observable in the marketplace.

Derivative Financial Instruments - We account for convertible debt with conversion features representing embedded derivative liabilities in accordance with ASC 815, Derivatives and Hedging. ASC 815-15-25-1 requires that embedded derivative instruments be bifurcated and assessed on their issuance date and measured at their fair value for accounting purposes. In determining the appropriate fair value, we use the Black-Scholes option valuation method, resulting in a reduction of the initial carrying amount of the notes as unamortized debt discount. The unamortized discount is amortized to interest expense over the term of each note using the effective interest method.

The fair value of derivative instruments is recorded and shown separately under liabilities. Changes in the fair value of derivatives liability are recorded in the consolidated statement of operations under non-operating income (expense).

We evaluate each of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, we use a weighted average Black-Scholes-Merton option-pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated, and specific customer issues are reviewed to arrive at appropriate allowances.

Internal Use Software Development

We account for costs incurred to develop or purchase computer software for internal use in accordance with Accounting Standards Codification (&34;ASC&34;) 350-40 &34;Internal-Use Software&34; or ASC 350-50 &34;Website Costs&34;. As required by ASC 350-40, we capitalize the costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation, and testing.

Costs incurred during the preliminary project stage along with post-implementation stages of internal use computer software are expensed as incurred. Capitalized development costs are amortized on a straight-line basis over a period of five years. Costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility, and estimated economic life. We are amortizing these costs on a straight-line basis over a five-year estimated useful life. Long-lived Assets-We follow FASB ASC 360-10-15-3, Impairment or Disposal of Long-lived Assets, which established a &34;primary asset&34; approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Revenue Recognition

We adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) using the cumulative effect approach, which required us to apply the new guidance retrospectively to revenue transactions completed on or after July 1, 2018.

Our reported net revenue consists principally of sales of advertising and marketing services. We recognize our revenue at the point in time when control transfers to the customer, which is generally when our delivery of services is complete. Our services are typically provided digitally.

We exclude from the measurement of the transaction price, if applicable, all taxes imposed on and concurrent with a specific revenue-producing transaction and collected by us from a customer, including sales, use, excise, value-added, and franchise taxes (collectively referred to as sales taxes). Sales taxes which may be collected are not recognized as revenue but are included in accounts payable on the consolidated balance sheets as they would ultimately be remitted to governmental authorities.

We have elected the practical expedient permitted in ASC 606-10-32-18, which allows an entity to recognize the promised amount of consideration without adjusting for the effects of a significant financing component if the contract has a duration of one year or less. As our contracts typically are less than one year in length and do not have significant financing components, we have not adjusted consideration.

Income Taxes

We account for income taxes in accordance with ASC 740 - Income Taxes, which requires us to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carry forwards. Tax law and rate changes are reflected in income in the period such changes are enacted. We record a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized. We include interest and penalties related to income taxes, including unrecognized tax benefits, within the provision for income taxes.

Our income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of examinations by tax authorities in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

Basic Loss per Common Share

We calculate net loss per share in accordance with ASC 260 - Earnings per Share. Basic loss per share is calculated by dividing our net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing our net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. As of March 31, 2021 and 2020, we had potentially dilutive shares totaling 1,729,523 and 1,000,000, respectively, that have been excluded from the diluted loss per share computations as they would be antidilutive for the period presented.

Stock-Based Compensation

ASC 718, Share-Based Payment requires that compensation cost related to share-based payment transactions for employees be recognized in the financial statements. Share-based payment transactions within the scope of ASC 718 include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans.

ASC 718 requires disclosure of the fair value and other characteristics of stock options and more prominent disclosure about the effects of an entity&39;s accounting policy decisions with respect to stock-based compensation on reported net loss. We have reflected the expense of such stock-based compensation based on the fair value at the grant date for awards consistent with the provisions of ASC 718.

In connection with ASC 718, the fair value of our share-based compensation has been determined using the quoted market prices of our common stock. For stock options, we utilize the Black-Scholes pricing model. The fair value of the shares and options granted are amortized as compensation expense on a straight-line basis over the requisite service period of the award, which is generally the vesting period. The fair value calculations involve significant judgments, assumptions, estimates and complexities that impact the amount of compensation expense to be recorded in current and future periods. Upon option exercise, we issue new shares of stock.

Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of Emerging Issues Task Force (&34;EITF&34;) 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, codified into ASC 505 Equity. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement at various performance completion dates, and for unvested instruments, at each reporting date. Compensation expense, once recorded, may not be reversed.

New Accounting Pronouncements

We have reviewed all accounting pronouncements recently issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC and have determined that they are either not applicable or are not believed to have a material impact on our present or future financial statements.

3.	Stock Purchase Agreement

Effective November 1, 2018, we entered into a Stock Purchase Agreement (the "Nichols SPA") with Nichols Publishing Company, Inc. ("Nichols") and its stockholders (the "Nichols Stockholders"). In connection with the Nichols SPA, we issued 533,617 restricted shares of our common stock to the Nichols Stockholders and Nichols became our wholly owned subsidiary. The Nichols SPA contains a requirement to issue additional common shares to the Nichols Stockholders (the "Adjustment Option") in the following circumstance: if the fair market value of 533,617 shares of our common stock as publicly traded falls below a certain dollar threshold for any consecutive 30-day period during the two year period following the effective date of the acquisition (the "Trigger Point"), the Nichols Stockholders shall have the one-time opportunity to either exercise the Adjustment Option or elect to unwind the transaction. The Trigger Point was reached in September 2019 and on December 6, 2019, the Nichols Stockholders gave notice of their intent to exercise the Adjustment Option. We immediately gave notice to the Nichols Stockholders that we would not honor the exercise, setting forth arguments and grounds for rescission of the Nichols SPA on account of multiple allegations including misrepresentation, misuse of company funds, theft and tortious business interference resulting in damages to our Company. At this time, we have determined that it is not worth exerting funds to pursue litigation, however, the Nichols Stockholders periodically communicate with us. We believe that any claims made by the Nichols Stockholders are substantially without merit and that our counterclaims for damages would far exceed the amount in controversy. We strongly believe we would prevail over the Nichols Stockholders should a formal dispute arise, and we have no intention to settle with the Nichols Stockholders.

4.	Property and Equipment, net

Property and equipment, net consists of the following at March 31, 2021 and December 31, 2020:

	2021	2020
Software for internal use	$398,786	$398,786
Vehicle	15,000	15,000
	413,786	413,786
Less accumulated depreciation and amortization	(180,135)	(159,189)
	$233,651	$254,597

Depreciation and amortization of property and equipment amounted to $20,946 and $21,171 for the three months ended March 31, 2021 and 2020, respectively.

5.	Notes Payable

Notes payable consists of the following at March 31, 2021 and December 31, 2020:

	2021	2020
Unsecured convertible promissory note	$125,000	$125,000
Less debt discount	(9,183)	(19,023)
Convertible promissory note - Vendor	-	-
Convertible promissory note - Harbor Gates Capital LLC ("Harbor Gates")	124,950	124,950
Less debt discount	-	(2,439)
Unsecured Loan - U.S. Small Business Administration ("SBA"	15,000	15,000
Subtotal	255,767	243,488
Less current portion	(240,767)	(228,488)
Long-term portion	$15,000	$15,000

Unsecured Convertible Promissory Note

On June 26, 2019, we issued an Unsecured Convertible Promissory Note to a creditor with a face value of $125,000. The note bears interest at 8% per annum and is payable two years from the date of issuance. The principal and accrued interest of each note was convertible into our common stock at the lesser of (a) $1.20 per share or (b) 20% of the price of our common stock immediately prior to conversion, adjustable under certain circumstances. The maximum number of our common shares issuable under this convertible promissory note is 1,000,000. We determined that the conversion provisions of the notes contained an embedded derivative feature and we valued the derivative feature separately, recording an initial debt discount and derivative liability of $79,916 in accordance with the provisions of the note. See Note 6. We are amortizing the debt discount over the term of the note. For the three months ended March 31, 2021 and 2020, we recorded amortization of debt discount for this note totaled $9,839 and $9,949, respectively.

Convertible Promissory Note - Vendor

On September 10, 2019, we agreed to issue a convertible promissory note to our legal firm in the amount of $55,067 in exchange for their extinguishment of the same amount of accounts payable owed to them. The note bore interest at 8% per annum and all principal and interest matured and was repayable six months from the date of issuance. In the event the note is not repaid at its maturity, it is automatically convertible into shares of our common stock at a conversion rate equal to the lowest closing share price three months prior to maturity. We determined that the conversion provision of the note contained an embedded derivative feature, and we valued the derivative feature separately, recording a loss on extinguishment of debt and a derivative liability of $28,388 for the year ended December 31, 2019 in connection with this transaction.

On March 10, 2020, our legal firm elected to convert the amount owed to them of $55,067 and accordingly, we issued them 611,855 restricted shares of our common stock in accordance with the conversion provision of the note. We recorded a gain on conversion of debt in the amount of $24,475 for the three months ended March 31, 2020 in accordance with this transaction.

Convertible Promissory Note - Harbor Gates. On February 20, 2020, we entered into an Investment Agreement with Harbor Gates, a Wyoming limited liability company, under which Harbor Gates agreed to invest up to $5.0 million to purchase our common stock from time to time subject to certain circumstances, beginning at such time as the Securities and Exchange Commission ("SEC") declares effective an S-1 registration statement we intend to file and ending 36 months after such effective date. The agreement required us to issue Harbor Gates 250,000 shares of our restricted common stock if we do not file the S-1 registration statement within 90 days of the agreement date. Under the Investment Agreement, each purchase by Harbor Gates will be based on a Put Notice we deliver to them, and the purchase price shall be discounted 1.5% from certain volume weighted average prices of our common stock as detailed in the Investment Agreement. The discount may be increased either 10% or 15% depending on certain conditions. The maximum number of our common shares per each Put Notice shall be an amount of shares up to or equal to 300% of the average daily trading volume (U.S. market only) of our common stock for the 10 consecutive trading days immediately prior to the date of the Put Notice, so long as such amount is at least $5,000 and does not exceed $350,000. Also, on February 20, 2020, we entered into a Registration Rights Agreement with Harbor Gates agreeing to provide them certain registration rights with respect to any purchased shares. On February 20, 2020, we issued a promissory note to Harbor Gates for $267,750 or such lesser aggregate consideration as defined in the note and the amount of $85,000 ($89,250 less an original issue discount of $4,250 retained by Harbor Gates) was delivered to us as an initial funding under the note. Two additional fundings, each of which is $85,000 ($89,250 less an original issue discount of $4,250 retained by Harbor Gates), are available to us upon meeting certain benchmarks contained in the note. The note bears interest at 8% per annum and each funding carries the following maturity: initial funding plus accrued interest and any applicable repayment premium is due 12 months from the funding date while the following two fundings plus accrued interest and applicable repayment premiums are due 6 months from each funding date. The repayment premiums for the first funding are as follows: repayment in under 90 days -120% of principal; repayment in 91 to 135 days - 125% of principal; repayment in 136 to 180 days - 130% of principal; repayment in 181 to 270 days - 135% of principal; and repayment in 271 to 365 days - 140% of principal. At March 31, 2021, the amount owed to Harbor Gates includes principal of $89,250 plus repayment premium of $35,700. The promissory note required us to issue Harbor Gates 170,000 shares of our restricted common stock upon execution of the note and an additional 85,000 shares upon each additional funding of the note for a total of 340,000 shares if the note becomes fully funded. In accordance with ASC 470, we calculated the relative values of the initial funding under the note and the common stock issued therewith and recorded the relative value of the common stock as debt discount in the amount of $17,506. We recorded discount amortization in connection with this note of $2,439 and $1,913 during the three-month periods ended March 31, 2021 and 2020, respectively.

In the event the amounts due under each funding are not timely paid, Harbor Gates at its sole option shall have the right to convert all unpaid amounts into shares of our common stock at the lower of (a) $0.50 per share or (b) 80% of the lowest volume weighted average price of our common stock during the 10 consecutive trading days prior to the date of conversion. Harbor Gates agreed to not convert such amount of debt that will cause them to own more than 9.99% of our then total outstanding shares. This note became convertible on February 20, 2021, its maturity date. We determined that the conversion provision of the note contained an embedded derivative feature, and we valued the derivative feature separately, recording a derivative expense and liability of $58,763 for the three months ended March 31, 2021 in connection with this note.

As of March 31, 2021, we have issued Harbor Gates 420,000 shares of our common stock in accordance with the terms of the Investment Agreement and the promissory note.

Unsecured Loan - SBA

On May 28, 2020, we executed a Loan Agreement with the SBA for the amount of $15,000. The SBA Loan bears interest at 3.75% per annum and matures 30 years from the date of the note. Monthly payments of principal and interest begin twelve (12) months from the date of the note and continue until maturity. The note is unsecured.

6.	Derivative Liabilities

As stated in Note 5, Notes Payable, we determined that certain of our notes payable contained embedded derivative features in the form of conversion provisions which are adjustable based on future prices of our common stock. In accordance with ASC 815-10-25, each derivative feature was initially recorded at its fair value using the Black-Scholes option valuation method and then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative liabilities are classified in the balance sheet as current or non-current based on whether net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

The following table represents our derivative liability activity for twelve months ended December 31, 2020 and the three months ended March 31, 2021:

Balance at December 31, 2019	$110,764
Initial and subsequent measurement of notes	(65,604)
Gains on conversion of debt	(24,475)
Balance at December 31, 2020	20,685
Initial and subsequent measurement of notes	69,600
Balance at March 31, 2021	$90,285

The fair value of the derivative features of the convertible notes were calculated using the following assumptions:

	Three Months Ended March 31, 2021	Twelve Months Ended December 31, 2020
Expected term in years	1 to 2 years	6 months to 2 years
Risk-free interest rate	0.07%	0.10% to 0.43%
Annual expected volatility	153 % to 160%	110 % to 143%
Dividend yield	0.00%	0.00%

Risk-free interest rate: We use the risk-free interest rate of a U.S. Treasury Bill with a similar term on the date of the issuance.

Volatility: We estimate the expected volatility of the stock price based on the corresponding volatility of our historical stock price for a period consistent with the convertible notes' expected terms.

Dividend yield: We use a 0% expected dividend yield as the Company has not paid dividends to date and does not anticipate declaring dividends in the near future.

Remaining term: The remaining term is based on the remaining contractual term of the convertible notes.

7.	Capital Stock

Authorizations and Designations

We are authorized to issue 250,000,000 shares of our $0.001 par value common stock and 10,000,000 shares of our $0.001 par value preferred stock.

Common Stock Issued or Issuable for Services

From time to time, we have issued stock awards to and entered into consulting agreements with various individuals and entities under which we agreed to issue restricted shares of our common stock for services. The awards and agreements typically required the service provider to complete each vesting period (usually three-month periods) to be eligible to be issued the common shares attributable for that period. The shares were valued using the fair market value of our common stock at the date the stock became vested.

During the three months ended March 31, 2021 and 2020, there were 494,679 and 721,404 shares, respectively, that became vested and issuable under such awards and consulting agreements, and we recorded the following in relation thereto:

	2021	2020
Common shares:
Selling and marketing expense	$15,162	$24,644
General and administrative expense	28,667	48,995
Total	$43,829	$73,639

At March 31, 2021, there were 210,417 shares remaining to be issued for services.

PART III - EXHIBITS

ITEM 16 & 17. INDEX TO EXHIBITS & DESCRIPTION

Exhibit 1A-12

OPINION OF COUNSEL

18.  SIGNATURES

Pursuant to the requirements of the Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chino, State of California, on July 12, 2021.

NUGL, Inc.

By:	/s/ Curtis J. Melone
	Name:	Curtis J. Melone
	Title:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ Curtis J. Melone	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	July 12, 2021
Curtis J. Melone
/s/ Curtis J. Melone	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 12, 2021
Curtis J. Melone

NUGL, Inc. – Offering Circular